UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED): April 17, 2012

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number
1-13739	UNISOURCE ENERGY CORPORATION (An Arizona Corporation) 88 East Broadway Boulevard Tucson, AZ 85701 (520) 571-4000	86-0786732

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

On April 2, 2012, UniSource Energy Corporation (the “Company”) gave notice of a partial redemption of its outstanding 4.50% Convertible Senior Notes due 2035 (the “Convertible Notes”) by calling $40 million of the $75 million aggregate principal amount of outstanding Convertible Notes for redemption on April 17, 2012 at a redemption price of 100% of the principal amount thereof plus accrued interest. The Convertible Notes are convertible by the holders thereof into shares of the Company’s Common Stock at a current conversion rate of 29.001 shares of Common Stock for each $1,000 principal amount of Convertible Notes converted. Rather than having their interests redeemed, on or prior to April 17, 2012, holders of $39,295,000 aggregate principal amount of the Convertible Notes selected for redemption converted their interests into 1,139,578 shares of the Company’s Common Stock. The remaining $705,000 aggregate principal amount of Convertible Notes selected for redemption was redeemed for cash on April 17, 2012.

Set forth below is a chart that shows the conversions:

Conversion Date	Principal Amount of Convertible Notes Converted	Number of Shares of Common Stock Issued
April 11, 2012	$4,183,000	121,309
April 12, 2012	$2,246,000	65,134
April 13, 2012	$4,314,000	125,108
April 16, 2012	$28,552,000	828,027
Total	$39,295,000	1,139,578

In addition, on January 18, 2012, holders of $18,000 aggregate principal amount of Convertible Notes converted their interests into 518 shares of the Company’s Common Stock and on March 29, 2012, holders of $120,000 aggregate principal amount of Convertible Notes converted their interests into 3,480 shares of the Company’s Common Stock.

The shares of the Company’s Common Stock were issued solely to former holders of the Convertible Notes upon conversion pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. This exemption is available to the Company because the shares of the Company’s Common Stock were exchanged by the Company with its existing security holders with no commission or other remunerations being paid or given for soliciting such an exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 17, 2012	UNISOURCE ENERGY CORPORATION (Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer